Exhibit d(xi)
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                                 AMENDMENT NO. 1

                       TO INVESTMENT SUBADVISORY AGREEMENT

            AMENDMENT NO. 1 made as of the 1st day of August 2005 to the Investment Subadvisory Agreement made as of the 1st day of July 2004 between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having its principal place of business in San Antonio, Texas, (IMCO) and LOOMIS, SAYLES & COMPANY, L.P., a Delaware Limited Partnership having its principal place of business in Boston, Massachusetts (Loomis Sayles), with respect to services provided to the First Start Growth and Growth Funds, each a series of USAA Mutual Fund, Inc.

            IMCO and Loomis Sayles agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

            1. NEW FUND. IMCO hereby appoints Loomis Sayles as an investment subadviser of the USAA First Start Growth Fund on the terms and conditions set forth in the Agreement.

            2. SCHEDULE A. Schedule A to the Agreement, setting forth the Funds of the Company for which Loomis Sayles is appointed as an investment subadviser, is hereby replaced in its entirety by Schedule A attached hereto.

            3. SCHEDULE B. Schedule B to the Agreement, setting forth the fees payable to Loomis Sayles with respect to each Fund, is hereby replaced in its entirety by Schedule B attached hereto.

            4.  RATIFICATION.   Except  as  modified  and  amended  hereby,  the
Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.


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            IN  WITNESS  WHEREOF,  IMCO  and  Loomis  Sayles  have  caused  this
Amendment No. 1 to be executed as of the date first set forth above.


Attest:                                USAA INVESTMENT MANAGEMENT
                                       COMPANY


By: /s/ Mark S. Howard                 By:  /s/ Christopher W. Claus
   ---------------------------------       -----------------------------
Name:    Mark S. Howard                Name:    Christopher W. Claus
Title:   Secretary                                   Title:   President



                                       By: /s/ Sean E. Thomas
                                          -------------------------------
                                       Name:    Sean E. Thomas
                                       Title:   Authorized Signatory


Attest:                                LOOMIS, SAYLES & COMPANY, L.P.


By: /s/ Nhu Trinh                      By:   /s/ Lauren B. Pitalis
   ---------------------------------        --------------------------------
Name: Nhu Trinh                        Name: Lauren B. Pitalis
Title: Client Intake Administrator     Title: Vice President

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                                   SCHEDULE A


FUND                                     EFFECTIVE DATE

Growth Fund                               July 1, 2004

First Start Growth Fund                   August 1, 2005




Revised August 1, 2005

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                                   SCHEDULE B




FUND ACCOUNT                             RATE PER ANNUM OF THE AVERAGE DAILY
                                         NET ASSETS OF THE FUND ACCOUNT



Growth Fund                              0.20%*

First Start Growth Fund                  0/20%*





------------------------
* Loomis agrees that it will not seek to increase this fee rate during the four-year period ending July 31, 2009 (the Four-Year Lock). This Four-Year Lock does not limit the rights of a Fund's shareholders, a Fund's Board, or IMCO as set forth in Section 6 of the Agreement ("Duration and Termination of this Agreement").


Revised August 1, 2005